Exhibit 99.1
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com
Finisar Corporation Announces Third Quarter Revenues
Also Announces Cost Reduction Actions
SUNNYVALE, Calif.—(Market Wire)—February 4, 2009—Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems and network test systems, today announced that revenues for the third fiscal quarter ended February 1, 2009 will be approximately $137 million, down approximately $22 million, or 14%, from $159.5 million in the second quarter and below its previous outlook, which had called for a 5%-10% decline in revenues. Third quarter revenues are still expected to show an increase of approximately $25 million, or 22%, over the third quarter of the prior year due primarily to the Company’s combination with Optium Corporation in August 2008. The Company indicated that its revenue shortfall from earlier expectations was broad-based across all product lines with the notable exception of products for 40Gbps and short distance 10Gbps applications.
The Company said it continued to make progress with respect to additional new product customer qualifications during the past quarter. The following were among the qualifications that were achieved during the third quarter:
•	40Gbps line-side transponder with one customer;

•	40Gbps client-side transponders with four customers;

•	XPAK-SR, X2-LRM and Xenpak-SR transceivers for short distance 10Gbps Ethernet applications with two customers;

•	X2-LR and Xenpak-LR transceivers for longer distance 10Gbps Ethernet applications with one major customer; and

•	50GHz 88 channel WSS ROADM linecard with one customer.
However, in light of the current economic environment, the Company urged caution in assuming that additional revenues resulting from these product qualifications will be sufficient to offset a further decrease in revenues from existing products in its upcoming fourth quarter ending April 30, 2009. In addition, the Company noted that many of its customers were electing to carry less inventory, thus contributing to the current softness in orders.
The Company will discuss its financial results for the third fiscal quarter and its business outlook at its regular quarterly conference call currently scheduled for March 5, 2009.

Finisar Announces Third Quarter Revenue

Cost Reductions Announced
The Company has undertaken a number of cost reduction actions which are expected to result in total annual savings of approximately $40 million as compared to the cost structure of the combined company for the full second fiscal quarter ended Nov. 2, 2008. A substantial portion of these cost savings, representing approximately $28 million on an annual basis, will begin to benefit the Company in the upcoming fourth quarter ending April 30, 2009 with an additional $12 million in annual cost savings expected to benefit the Company by the second quarter ending October 31, 2009. Additional cost savings are currently being evaluated which should be realized in the last half of the next fiscal year ending April 30, 2010. The actions recently undertaken that should have a near term benefit include:
•	Personnel reductions of approximately 200 people, or 17% of the total workforce, excluding operations in Malaysia and Shanghai;

•	Reduction in salaries totaling 10% for officers, directors and most employees effective immediately; and

•	Elimination of 401(k) matching company contributions.
Other cost reduction actions that are expected to benefit the Company beginning in the first quarter ending July 31, 2009 include: (1) the transfer of certain product manufacturing to the Company’s lower cost off-shore locations and (2) cost savings from engineering changes to enable the broader use of internally manufactured components.
“Current economic headwinds make it difficult to achieve revenue growth regardless of the important progress we’re making on the new product customer qualification front,” said Jerry Rawls, Finisar’s executive Chairman of the Board. “However, we are doing the one thing we can control in this environment, and that is aggressively reducing costs.”
“With the cost reductions we have identified, we believe our non-GAAP EBITDA can continue to remain healthy even at reduced revenue levels,” said Eitan Gertel, Finisar’s Chief Executive Officer. “We believe the actions we have undertaken recently to reduce costs will not significantly impact our product design activities, which should position us well for the future.”
CONFERENCE CALL
Finisar will discuss its results for the third quarter ended February 1, 2009 and update its business outlook during a conference call to be held on Thursday, March 5, 2009 at 2:00 p.m. Pacific Time.  To listen to the call you may connect to the investor page of Finisar at www.finisar.com or dial 866-393-6455 (domestic) or 706-634-9717 (international) and enter passcode 84169293.
A replay of the webcast will be available shortly after the conclusion of the call on the Company’s website until the next conference call to be held approximately 90 days from the date of the call. An audio replay of the call will be accessible to the public by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and then, following the prompts, enter conference ID 84169293 and record your name, affiliation, and contact number. The audio replay will be available for two weeks following the call.

Finisar Announces Third Quarter Revenue

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar’s products; the integration of the operations of Optium and the realization of synergies expected to result from Finisar’s combination with Optium; the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Additional risks include the potential impact of pending civil litigation arising from the investigation of Finisar’s historical option granting practices. Further information regarding these and other risks relating to Finisar’s business, including the recently acquired operations of Optium, is set forth in Finisar’s quarterly report on Form 10-Q (filed December 17, 2009).
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
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